Exhibit 10.8

SECOND AMENDMENT TO

THE AMENDED AND RESTATED OPERATING AGREEMENT

OF

KUKUI’ULA DEVELOPMENT COMPANY (HAWAII), LLC

This Second Amendment to the Amended and Restated Operating Agreement of Kukui’ula Development Company (Hawaii), LLC (the “Company”), is entered into as of July 20, 2011, by and between KDC, LLC, a Hawaii limited liability company (“KDC”), and DMB KUKUI’ULA LLC, an Arizona limited liability company (“DMB”).

KDC and DMB entered into the Amended and Restated Operating Agreement of the Company dated as of May 1, 2009 and entered into the First Amendment to the Amended and Restated Operating Agreement dated as of September 28, 2010 (the “Operating Agreement”).

KDC and DMB hereby agree to amend the Operating Agreement as follows:

1.                                      Section 2.3(c) is amended to change the references to “Sections 2(a) and 2(b)” in the first sentence to “Sections 2.3(a) and 2.3(b)”.

2.                                      Section 2.4 is amended to read as follows:

2.4                               Failure to Make Contributions.  If a Member fails to make its entire share of any Additional Capital Contribution, Supplemental Capital Contribution or Preferred Capital Contribution payment required under Section 2.3 and if the other Member (“Non-Defaulting Member”) has, if applicable, made the Capital Contributions required of it to date under Section 2.3, then the Non-Defaulting Member may give written notice (a “Default Notice”) to the Member failing to make the required contribution (“Defaulting Member”), setting forth the amount of the delinquent Capital Contributions (the “Deficit Amount”). If the Deficit Amount remains unfunded by the Defaulting Member for more than ten (10) days following a Default Notice, then without further notice or action until the Default is cured (i) distributions to the Members shall be made in accordance with Section 3.2, (ii) the Non-Defaulting Member’s obligation to make further Capital Contributions shall be terminated, and (iii) the Non-Defaulting Member shall have the right, but not the obligation to make further Capital Contributions from time to time required to continue the Business Activities of the Company, which aggregate amounts, together with any contribution made by the Non-Defaulting Member pursuant to the Contribution Notice the Defaulting Member failed to fund, shall be designated Priority Preferred Capital Contributions.  The Non-Defaulting Member’s remedies with respect to a Defaulting Member’s failure to contribute a Deficit Amount are limited to the consequences specified hereinabove, including the Non-Defaulting Member’s right to make Priority Preferred Capital Contributions, and to the remedy specified in Section 7.5.  This limitation is not intended to limit the rights of a Member or an Affiliate thereof to pursue any remedies provided under separate guaranties or assurances whether or not related to this Agreement.  In the event a Non-Defaulting Member receives a payment under a separate guaranty reimbursing the Non-Defaulting Member for the contribution of a Deficit Amount with interest, over and above all costs and expenses of collection under such guaranty, such payment will be applied to the Defaulting Member’s Additional Capital Contributions, Supplemental Capital Contributions or Preferred Capital Contributions, as appropriate, and credited toward the payment of the Non-Defaulting Member’s Priority Preferred Capital Return.

3.                                      Section 5.2(b) is amended to read as follows:

Appointment of Representatives.  KDC’s initial Representatives are Norbert M. Buelsing and Paul W. Hallin.  DMB’s initial Representatives are Eneas A. Kane and Mark C. Kehke.  A Representative may be changed effective upon written notice from the Member making the change to the other Member.  The Representatives of each Member are authorized to make any decision required of such Member and to vote on behalf of such Member on the Executive Committee.  In the event a Member (the “Contributing Member”) receives a financial report disclosing that the Capital Differential attributable to the other Member equals or exceeds $6,000,000, then the Contributing Member shall have the right (the “Management Option”) to provide upon written notification to the other Member of the Contributing Member’s exercise of its Management Option whereupon (i) the other Member shall become a nonvoting Member of the Company, (ii) the Executive Committee shall thereafter consist of two Representatives appointed by the Contributing Member and one Representative appointed by the other Member, and (iii) the Contributing Member shall be the sole Managing Member.  If the Contributing Member fails to make the written notification within a 30 day period following the receipt of the financial report, the right to exercise the Management Option shall be deemed waived.  The Management Option shall be exercisable again on the foregoing terms each time the Capital Differential increases by an additional $6,000,000.  KDC shall be the sole Member eligible to exercise the Management Option effective upon the date the aggregate Capital Contributions by KDC have been paid pursuant to Sections 2.3(a), (b) and (c).

4.                                      Section 9.14 is amended by adding the definitions of the following terms:

“Capital Differential” of a Member means the total of (i) a Member’s aggregate Deficit Amount, if any, plus (ii) the amount by which the other Member’s Optional Capital Contributions exceeds the Member’s Optional Capital Contributions.

“Contributing Member” has the meaning given that term in Section 5.2(b).

“Management Option” has the meaning given that term in Section 5.2(b).

Other defined terms herein shall have been defined as stated in the Operating Agreement.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

DMB KUKUI’ULA LLC,		MEMBERS:
an Arizona limited liability company		KDC, LLC,
By	DMB Associates, Inc.,	a Hawaii limited liability company
	an Arizona corporation	By	A & B Properties, Inc.
	Its Manager		a Hawaii corporation
Its Manager
By	/s/ Andrew Beams	By	/s/ Paul Hallin
Its EVP		Its Executive Vice President

c/o DMB Associates, Inc.		By	/s/ Alyson J. Nakamura
7600 E. Doubletree Ranch Road, Suite 300		Its Secretary
Scottsdale, Arizona 85258
Fax No. (480) 367-9788		822 Bishop Street
Honolulu, Hawaii 96813
Fax No. (808) 525-6616